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                  [LETTERHEAD OF BAKER & BOTTS APPEARS HERE]

                                January 17, 1996
                                                                       EXHIBIT 5



Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado  80111-3000



Dear Sirs:

     As counsel for Tele-Communications, Inc., a Delaware corporation (the "Company"), we have examined and are familiar with the registration statement on Form S-3 (the "Registration Statement"), which relates to the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of the Company's Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("Series A TCI Group Common Stock") which may be delivered from time to time by Viacom International Inc., a Delaware corporation ("VII Cable"), pursuant to the terms of the Class A Senior Cumulative Exchangeable Preferred Stock, par value of $100 per share, of VII Cable (the "VII Cable Preferred Stock"). As described in the Registration Statement under the heading "Plan of Distribution", the terms of the VII Cable Preferred Stock permit the holders thereof to exchange such shares for shares of Series A TCI Group Common Stock at any time after the fifth anniversary of the date of issuance of the VII Cable Preferred Stock, and further permit VII Cable, at its option, to deliver shares of Series A TCI Group Common Stock as dividends on, or upon optional or mandatory redemption of, the VII Cable Preferred Stock.

     In connection therewith, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company, as amended; resolutions of the Company's Board of Directors with respect to the filing of the Registration Statement and related matters; and such other documents, records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company as to factual matters. We have assumed the
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BAKER & BOTTS L.L.P.

January 17, 1996
Page 2

authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies. We have further assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance of the Shares.

     Based upon the foregoing, we are of the opinion that when the Shares are delivered (i) by VII Cable as dividends on, (ii) upon optional or mandatory redemption by VII Cable of, or (iii) upon exchange at the option of the holder of the VII Cable Preferred Stock, in each case, in accordance with the terms of the VII Cable Preferred Stock, such Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us contained therein under the heading "Legal Matters." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of the Company.

                                 Very truly yours,



                                 BAKER & BOTTS, L.L.P.